Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Pilgrim’s Pride Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Debt Convertible into Equity	4.250% Sustainability-Linked Senior Notes Due 2031	457(o)	$1,000,000,000	—	$1,000,000,000(1)	0.0001102	$110,200

Fees to be Paid	Other	Guarantees of 4.250% Sustainability-Linked Senior Notes Due 2031	457(n)	—	—	—	—	— (2)

Fees to be Paid	Debt Convertible into Equity	3.500% Senior Notes due 2032	457(o)	$900,000,000	—	$900,000,000(3)	0.0001102	$99,180

Fees to be Paid	Other	Guarantees of 3.500% Senior Notes due 2032	457(n)	—	—	—	—	— (2)

Fees Previously Paid	—	—	—	—		—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$1,900,000,000		$209,380

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$209,380

(1)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”); represents the maximum principal amount at maturity of 4.250% Sustainability-Linked Senior Notes Due 2031 that may be issued pursuant to the exchange offer described in this registration statement.

(2)	Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is payable with respect to guarantees.
(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act; represents the maximum principal amount at maturity of 3.500% Senior Notes Due 2032 that may be issued pursuant to the exchange offer described in this registration statement.